Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports First Quarter 2019 Results

SAN JUAN, Puerto Rico, May 9, 2019 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its first quarter 2019 results.

Quarterly Consolidated and Other Highlights

•	Net income of $34.8 million, or $1.52 per diluted share, versus net income of $3.9 million, or $0.17 per diluted share, in the prior-year period;
•	Adjusted net income of $17.7 million, or $0.77 per diluted share, versus adjusted net income of $14.1 million, or $0.60 per diluted share;
•	Operating revenues of $787.6 million, a 2.3% increase from the prior-year period, primarily reflecting higher Managed Care premiums;
•	Consolidated loss ratio improved 120 basis points to 81.1%;
•	Medical loss ratio (“MLR”) improved 140 basis points to 83.6%;
•	Consolidated operating income was $31.7 million, compared to consolidated operating income of $18.1 million in the prior-year period.

“We opened 2019 with a solid first quarter, driven by sustained improvement in our core Managed Care segment,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  "The strength of our brand, the breadth of our provider network and our competitive product offering led to double-digit sequential growth in both Medicare Advantage and Medicaid membership, while our clinical and network management initiatives continue to drive down the overall medical loss ratio.   Our Life and P&C segments are also performing quite well, and we remain adequately reserved against our P&C hurricane-related losses.”

“These results reaffirm the soundness of our strategy and reflect disciplined execution by our associates,” added Mr. Garcia-Rodriguez.  “Looking ahead, we will continue investing in our platforms to reduce the overall cost of care, enhance both member and provider engagement, expand our market share and build out an integrated delivery model.”

Triple-S Management Corporation

Selected Consolidated Quarterly Details

•
Consolidated premiums earned were $768.0 million, up 2.1% from the prior-year period, primarily reflecting higher Medicare membership and premium rates within the Managed Care segment. The increase was partially offset by lower Medicaid membership as a result of the change in the program’s model and a new entrant to the market in November 2018.

•
Consolidated claims incurred were $623.2 million, up 0.7% year-over-year.  A consolidated loss ratio of 81.1% improved 120 basis points from the prior-year period, mostly due to favorable prior period reserve developments in the Managed Care segment, and offset in part by the higher target MLR of the current Medicaid contract and the suspension of the Health Insurance Providers Fee (“HIP Fee”) pass-through.

•
Consolidated operating expenses of $132.7 million decreased by $0.4 million, or 0.3%, from the prior-year period, and the Company’s operating expense ratio improved 40 basis points year-over-year to 17.2%. The decrease in operating expenses primarily results from the suspension in 2019 of the HIP Fee of $11.7 million, offset by higher personnel costs and commission expense, as well as an increase in the provision for doubtful accounts.

•
Consolidated income tax expense was $17.3 million, compared to $0.4 million in the prior-year period, primarily reflecting the increase in income before taxes in the Managed Care segment, which has a higher effective tax rate than the Company’s other segments.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $705.5 million, up 2.7% year over year.

o	Medicare premiums earned of $332.7 million increased 15.6% from the prior-year period, largely reflecting an increase of approximately 45,000 member months and higher average premium rates.

o
Commercial premiums earned of $198.5 million declined 0.1% from the prior-year period, mainly reflecting lower enrollment during the quarter of approximately 8,000 member months and a $3.0 million reduction related to the suspension of the HIP Fee pass-through in 2019, offset by higher average premium rates.

o
Medicaid premiums earned decreased 13.0% from the prior-year period to $174.3 million, primarily reflecting lower enrollment of approximately 142,000 member months due to the commencement of the new Medicaid contract effective November 1, 2018, combined with a $3.6 million reduction associated with the suspension of the HIP Fee pass-through in 2019.  As of March 31, 2019, the Company had approximately 356,000 Medicaid members enrolled in its Medicaid program, an increase of 75,000 members over the membership initially assigned to the Company under the new Medicaid contract.

The decrease also reflects $3.8 million in premiums earned that the Company recorded in the prior-year quarter related to its achievement of the previous contract’s quality incentive metrics.

•
Reported MLR of 83.6% improved 140 basis points from the prior-year period, primarily reflecting favorable prior period reserve developments. Adjusting for prior period reserve developments and moving risk-score revenue to its corresponding period, Managed Care MLR for this quarter would have been 84.5%, 60 basis points above the prior-year period largely due to the suspension of the HIP fee pass-through, which accounts for approximately 50 basis points of the increase.

Triple-S Management Corporation

2019 Outlook

The Company is raising its full year 2019 guidance for consolidated operating revenue, Managed Care premiums earned, and adjusted net income per diluted share.  It is maintaining its full year 2019 guidance for its consolidated claims incurred ratio, Managed Care MLR and consolidated operating expense ratio, and adjusting its effective tax rate guidance.  More specifically:

•
The Company raised consolidated operating revenue expectations for 2019 to be between $3.11 billion and $3.15 billion, which includes Managed Care premiums earned, net between $2.78 billion and $2.82 billion.  The Company’s previous outlook was for consolidated operating revenue between $3.04 billion and $3.08 billion, which included Managed Care premiums earned, net between $2.71 billion and $2.75 billion;

•	The Company continues to expect the consolidated claims incurred ratio for 2019 to be between 81.3% and 83.3%, and Managed Care MLR to be between 84.0% and 86.0%;

•	The Company continues to expect its consolidated operating expense ratio for 2019 to be between 17.6% and 18.6%;

•
The Company is adjusting expectations for its effective tax rate to be between 29.0% and 34.0% due to an expected increase in Managed Care operating income, which has a higher tax rate relative to the other segments.  The Company’s previous outlook was for effective tax rate to be between 25.0% and 30.0%; and

•
The Company raised adjusted net income per diluted share expectations for 2019 to be between $1.90 and $2.10, compared to its previous outlook for adjusted net income per diluted share between $1.85 and $2.05.  Adjusted net income per diluted share guidance does not account for any share repurchase activity during 2019.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended March 31, 2019. To participate, callers within the U.S. and Canada should dial 1-877-451-6152 and international callers should dial 1-201-389-0879 at least five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through May 23, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 13689843. A replay will also be available at www.triplesmanagement.com for 30 days.

Triple-S Management Corporation

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico.  Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica.  With 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

Triple-S Management Corporation

•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplemental Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	March 31, 2019	December 31, 2018
Assets

Investments	$1,591,419	$1,564,542
Cash and cash equivalents	95,816	117,544
Premium and other receivables, net	660,209	628,444
Deferred policy acquisition costs and value of business acquired	218,839	215,159
Property and equipment, net	81,514	81,923
Other assets	148,682	152,636

Total assets	$2,796,479	$2,760,248

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,549,807	$1,600,310
Accounts payable and accrued liabilities	347,428	309,747
Long-term borrowings	28,086	28,883

Total liabilities	1,925,321	1,938,940

Stockholders’ equity:
Common stock	23,107	22,931
Other stockholders’ equity	848,730	799,053

Total Triple-S Management Corporation stockholders’ equity	871,837	821,984

Non-controlling interest in consolidated subsidiary	(679)	(676)

Total stockholders’ equity	871,158	821,308

Total liabilities and stockholders’ equity	$2,796,479	$2,760,248

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended March 31,
	2019	2018
Revenues:
Premiums earned, net	$768,002	$752,034
Administrative service fees	2,632	3,348
Net investment income	15,376	13,755
Other operating revenues	1,577	1,071

Total operating revenues	787,587	770,208

Net realized investment gains on sale of securities	1,315	2,942

Net unrealized investment gains (losses) on equity investments	19,669	(16,199)

Other income, net	1,169	1,163

Total revenues	809,740	758,114

Benefits and expenses:
Claims incurred	623,190	618,989
Operating expenses	132,663	133,134

Total operating costs	755,853	752,123

Interest expense	1,788	1,690

Total benefits and expenses	757,641	753,813

Income before taxes	52,099	4,301

Income tax expense	17,316	387

Net income	34,783	3,914

Less: Net loss attributable to the non-controlling interest	3	-

Net income attributable to Triple-S Management Corporation	$34,786	$3,914

Earnings per share attributable to Triple-S Management Corporation:

Basic net income per share	$1.53	$0.17
Diluted net income per share	$1.52	$0.17

Weighted average of common shares	22,757,794	23,277,633
Diluted weighted average of common shares	22,840,274	23,394,997

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the three months ended March 31,
	2019	2018

Net cash (used in) provided by operating activities	$(69,900)	$130,473

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	164,997	443,419
Fixed maturities matured/called	12,267	5,368
Securities held to maturity - fixed maturities matured/called	1,154	1,048
Equity securities sold	23,123	113,863
Other invested assets sold	373	845
Acquisition of investments:
Securities available for sale - fixed maturities	(166,626)	(575,694)
Securities held to maturity - fixed maturities	(539)	(1,212)
Equity securities	(9,139)	(49,591)
Other invested assets	(8,546)	(9,683)
Increase in other investments	(535)	(4,136)
Net change in policy loans	(309)	(185)
Net capital expenditures	(2,968)	(4,861)

Net cash provided by (used in) investing activities	13,252	(80,819)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	36,682	(19,992)
Repayments of long-term borrowings	(808)	(810)
Proceeds from revolving line of credit	-	-
Repurchase and retirement of common stock	(1)	(14,259)
Proceeds from policyholder deposits	3,607	6,237
Surrender of policyholder deposits	(4,560)	(7,161)

Net cash provided by (used in) financing activities	34,920	(35,985)

Net (decrease) increase in cash and cash equivalents	(21,728)	13,669

Cash and cash equivalents, beginning of period	117,544	198,941

Cash and cash equivalents, end of period	$95,816	$212,610

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2019	2018	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$198.5	$198.7	(0.1%)
Medicare	332.7	287.9	15.6%
Medicaid	174.3	200.3	(13.0%)
Total Managed Care	705.5	686.9	2.7%
Life Insurance	44.2	41.5	6.5%
Property and Casualty	19.4	24.2	(19.8%)
Other	(1.1)	(0.6)	(83.3%)
Consolidated premiums earned, net	$768.0	$752.0	2.1%
Operating revenues (loss): [1]
Managed Care	$715.0	$696.1	2.7%
Life Insurance	50.8	47.5	6.9%
Property and Casualty	21.9	26.6	(17.7%)
Other	(0.1)	-	0.0%
Consolidated operating revenues	$787.6	$770.2	2.3%
Operating income: [2]
Managed Care	$22.1	$10.6	108.5%
Life Insurance	5.6	3.6	55.6%
Property and Casualty	3.6	3.1	16.1%
Other	0.4	0.8	(50.0%)
Consolidated operating income	$31.7	$18.1	75.1%
Operating margin: [3]
Managed Care	3.1%	1.5%	160	bp
Life Insurance	11.0%	7.6%	340	bp
Property and Casualty	16.4%	11.7%	470	bp
Consolidated	4.0%	2.4%	160	bp
Depreciation and amortization expense	$3.5	$3.4	2.9%

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Managed Care Additional Data	Three months ended March 31,
(Unaudited)	2019	2018
Member months enrollment:
Commercial:
Fully-insured	953,052	961,290
Self-insured	362,490	449,778
Total Commercial	1,315,542	1,411,068
Medicare Advantage	383,608	338,340
Medicaid	1,029,736	1,171,345
Total member months	2,728,886	2,920,753
Claim liabilities (in millions)	$397.3	$402.4
Days claim payable	61	62
Premium PMPM:
Managed Care	$298.13	$277.99
Commercial	208.28	206.70
Medicare Advantage	867.29	850.92
Medicaid	169.27	171.00
Medical loss ratio:	83.6%	85.0%
Commercial	82.9%	81.3%
Medicare Advantage	80.6%	84.6%
Medicaid	90.3%	89.2%
Adjusted medical loss ratio: [1]	84.5%	83.9%
Commercial	83.6%	82.7%
Medicare Advantage	82.0%	82.1%
Medicaid	90.4%	87.5%
Operating expense ratio:
Consolidated	17.2%	17.6%
Managed Care	14.5%	14.7%

1 The adjusted medical loss ratio and adjusted consolidated loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents then in their corresponding period.

Triple-S Management Corporation

Managed Care Membership by Segment	As of March 31,
	2019	2018
Members:
Commercial:
Fully-insured	318,523	319,208
Self-insured	118,677	148,688
Total Commercial	437,200	467,896
Medicare Advantage	128,090	112,080
Medicaid	355,694	394,454
Total members	920,984	974,430

Triple-S Management Corporation

Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income (Loss)
(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2019	2018
Net income	$34.8	$3.9
Less adjustments:
Net realized investment gains, net of tax	1.1	2.3
Unrealized gains (losses) on equity investments	15.7	(13.0)
Private equity investment income, net of tax	0.3	0.5
Adjusted net income	$17.7	$14.1
Diluted adjusted net income per share	$0.77	$0.60

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric do not consider all of the items associated with the Company’s operations as determined in accordance with GAAP.  As a result, one should not consider these measures in isolation.